Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-289541

PROSPECTUS

$100,000,000

Common Stock

We have entered into a sales agreement, dated August 12, 2025, or the sales agreement, with TD Securities (USA) LLC, or TD Cowen. In accordance with the terms of the Sales Agreement, under this prospectus, we may offer and sell shares of our common stock having an aggregate offering price of up to $100,000,000 from time to time through or to TD Cowen acting as our agent or principal.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “ABSI”. On August 21, 2025, the last reported sale price of our common stock on The Nasdaq Global Select Market was $2.56 per share.

Sales of our common stock, if any, under this prospectus will be made in negotiated transactions, including block trades or block sales, or by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act, including without limitation sales made through The Nasdaq Global Select Market or any other existing trading market for our common stock, or any other method permitted by law. TD Cowen is not required to sell any specific amount of securities, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between TD Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to TD Cowen for sales of common stock sold pursuant to the Sales Agreement will be an amount up to 3.0% of the gross proceeds of any shares of common stock sold under the Sales Agreement. In connection with the sale of the common stock on our behalf, TD Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of TD Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to TD Cowen with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page S-4 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

TD Cowen

The date of this prospectus is August 22, 2025.

PROSPECTUS

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ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and TD Cowen has not, authorized anyone else to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus, along with the information contained in any permitted free writing prospectuses we have authorized for use in connection with this offering.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, and the information in the documents incorporated by reference in this prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus in making your investment decision. You should read this prospectus, as well as the documents incorporated by reference into this prospectus and the additional information described under “Where You Can Find More Information” in this prospectus before investing in our common stock.

Unless the context otherwise requires, references in this prospectus to “Absci,” the “company,” “we,” “us” and “our” refer to Absci Corporation and its subsidiaries.

This prospectus contains references to our trademarks and service marks and to those belonging to third parties. We use various trademarks and tradenames in our business. Absci’s stylized A logo, Absci®, SoluPro®, Bionic SoluPro®, Unlimit with us® (design), and SoluPure® are our registered trademarks with the U.S. Patent and Trademark Office. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUMMARY

This summary highlights certain information contained in or incorporated by reference in this prospectus about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before investing in our common stock, you should read this entire prospectus and any related free writing prospectus that we may authorize for use in connection with this offering carefully, including the “Risk Factors” section beginning on page S-4 herein, our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, the financial statements and accompanying notes, and other information incorporated by reference in this prospectus.

Our Company

Absci is a clinical stage biopharmaceutical company advancing potential breakthrough therapeutics designed with generative AI. Our Integrated Drug Creation™ platform comprises, in part, cutting edge generative AI models aimed at designing better antibody therapeutics, including against hard-to-drug targets. Antibody therapeutics represent a growing market and significant medical opportunity, yet the biopharmaceutical industry faces challenges in bringing these potentially life-changing medicines to patients. Leveraging our synthetic biology roots, we expect our Integrated Drug Creation platform to improve upon traditional biologic drug discovery by using AI to simultaneously optimize multiple drug characteristics that may be important to development and therapeutic benefit. Through these efforts, we aim to shorten time to clinic, while increasing the probability of success. Our approach expands the possibilities in biopharmaceuticals — shifting from a paradigm of drug discovery to drug creation — with the goal of bringing best-in-class and first-in-class antibody therapeutics to the patients who need them.

Our Business Model

Our business model is focused on monetizing our Integrated Drug Creation platform by generating internally developed programs that are later partnered or out-licensed following certain value inflection points (anywhere from preclinical through clinical development) or by partnering with third parties who wish to leverage our Integrated Drug Creation platform for early discovery efforts in a variety of deal structures. Our Integrated Drug Creation platform enables our core competencies in three broad areas: target selection and discovery; AI-guided antibody drug creation, such as de novo antibody design; and AI-guided lead optimization. Recently, in collaboration with the California Institute of Technology, we demonstrated the successful de novo design of an antibody that targets a previously difficult-to-drug epitope in the HIV “caldera” region.

Internally Developed Programs: We believe that by developing our own pipeline, we will create optionality for enhanced monetization and validation of our Integrated Drug Creation platform. With the ability to selectively choose both novel and fast-follower targets, in addition to develop potentially best-in-class attributes, we aim to take our internally developed programs to certain value inflection points before considering partnering or out-licensing opportunities. We believe our Integrated Drug Creation platform, in combination with our clinical development strategy, is driving numerous potential near-term value inflection points that may enable proof of concept of two internally developed programs, ABS-101 and ABS-201, by the second half of 2026. Specifically, for ABS-101, which is in development as a potential treatment for Inflammatory Bowel Disease, we initiated the Phase 1 clinical trial in May 2025, and subject to successful completion of the Phase 1 clinical trial, we anticipate starting the Phase 1b/2a clinical trial by the first half of 2026; while for ABS-201, which is in development for the potential treatment of androgenetic alopecia, we anticipate filing an Investigational New Drug application or comparable foreign regulatory filing in the first half of 2026 and, subject to clearance of IND or comparable foreign regulatory filing and initiation of phase 1 clinical development, an interim Phase 1 read-out in the second half of 2026.

Partnered Programs:

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Drug Creation Programs: We enter into collaborations with third parties who are seeking to leverage our platform to solve challenging problems. We work closely with our partners on single and multi-target programs to develop product candidates against targets they have selected. We aim to expand and diversify our portfolio of partnered programs through these collaborations, each of which may include up-front fees and research fees, as well as potential clinical and/or commercial milestones and royalties.

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Co-development Programs: We enter into co-development partnerships with third parties who may offer perceived synergies with our Integrated Drug Creation platform. Our co-development programs are based on a clear alignment to take these programs through to certain value inflection points before considering partnering or out-licensing opportunities. Our co-development partnerships may be directed to either single and multi-target programs and may include mutual cost-sharing and/or technology contributions. We aim to further expand and diversify our portfolio of partnered programs through these co-development partnerships. By sharing both the risks and rewards of these programs, we ensure both parties are motivated for success.

To date, we have had over 25 partnered programs and anticipate entering into additional partnerships.

Our evolving business model is underpinned by our Integrated Drug Creation platform which supports a strategic diversification of our program portfolio through internally developed programs, partnered drug creation programs and co-development programs. This strategic diversification allows us the potential to balance our program portfolio between internally developed programs for which we have more control and may provide more significant economic returns, and partnered programs which broaden our reach into therapeutic areas where our partner has established capabilities and expertise. Thus, the cornerstone of this business model evolution lies in the diversification of risk and potential return on investment. Our business model not only secures a focused set of therapeutic areas, but also gives us greater optionality, enhancing our ability to pivot and adapt as the programs progress. We believe we will grow and diversify our portfolio of programs through our model, ultimately driving innovation and delivering value for all stakeholders.

Corporate Information

We were formed as AbSci, LLC in August 2011 as a limited liability company under the Oregon Limited Liability Act and subsequently converted into a Delaware limited liability company under the laws of the State of Delaware in April 2016. In October 2020, we completed a reorganization whereby we converted from a Delaware limited liability company to a Delaware corporation under the name Absci Corporation. We have four direct wholly-owned subsidiaries, Absci GmbH, AbSci, LLC, De Novo Design, LLC and Target Discovery Merger Sub II, LLC, and two indirect wholly-owned subsidiaries, Absci Ltd. and Totient d.o.o. Beograd.

Our principal executive office is located at 18105 SE Mill Plain Blvd, Vancouver, WA 98683, and our telephone number is (360) 949-1041. Our website address is www.absci.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus.

THE OFFERING

Common stock offered by us	34,246,575 shares

Common stock to be outstanding immediately after this offering	183,702,315 shares, assuming sales of 34,246,575 shares in this offering at an assumed price of $2.92 per share, which was the last reported sale price of our common stock on The Nasdaq Global Select Market on August 7, 2025. The actual number of shares issued will vary depending on how many shares of our common stock we choose to sell and the prices at which such sales occur.

Plan of Distribution	“At the market offering” that may be made from time to time through our sales agent, TD Cowen. See “Plan of Distribution” on page S-11 of this prospectus.

Use of Proceeds	We currently intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds” on page S-8 of this prospectus.

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” on page S-4 of this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq symbol	“ABSI”

The number of shares of common stock to be outstanding immediately after this offering is based on 127,677,180 shares outstanding as of June 30, 2025, together with 5,108,560 shares of common stock issued pursuant to our prior sales agreement with TD Cowen on July 17, 2025, and 16,670,000 shares of common stock issued in connection with the closing of our underwritten public offering on July 28, 2025, and excludes:

•	21,405,586 shares of our common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of approximately $3.34 per share as of June 30, 2025;

•	4,403,002 shares of our common stock issuable upon the vesting and settlement of outstanding restricted stock unit awards as of June 30, 2025;

•	6,145,568 shares of our common stock reserved for future issuance under our 2021 Stock Option and Incentive Plan, or 2021 Plan, as of June 30, 2025;

•	3,278,359 shares of our common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan, or 2021 ESPP, as of June 30, 2025; and

•	1,724,200 shares of common stock reserved for future issuance under our 2023 Inducement Plan, or Inducement Plan, as of June 30, 2025.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below and in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference in this prospectus and in any free writing prospectus we authorize in connection with this offering, any amendment or update thereto reflected in our subsequent filings with the SEC, and all of the other information in this prospectus, including our financial statements and related notes incorporated by reference in this prospectus and in any related free writing prospectus. If any of these risks is realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline and you could lose part or all of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to this Offering

Purchasers in this offering may experience immediate and substantial dilution in the book value of their investment.

The common stock sold in this offering from time to time will be sold at various prices; however, it is possible that the offering price per share of our common stock will be substantially higher than the net tangible book value of our common stock. Therefore, purchasers of our common stock in this offering may pay a price per share that substantially exceeds our net tangible book value per share after giving effect to this offering. Purchasers will also experience additional dilution upon the exercise of options, vesting of RSUs, including those options and RSUs currently outstanding and those granted in the future, the issuance of restricted stock or other equity awards under our stock incentive plans, or upon conversion of any convertible securities that may be issued in the future. See “Dilution” in this prospectus for a detailed illustration of the dilution you will incur if you purchase shares in this offering.

We will have broad discretion in how we use the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

Although we currently intend to use the net proceeds from this offering in the manner described in the section entitled “Use of Proceeds” in this prospectus, we will have considerable discretion in the application of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

If we raise additional capital in the future, your ownership in us could be diluted.

Any issuance of equity we may undertake in the future to raise additional capital could cause the price of our common stock to decline, or require us to issue shares at a price that is lower than that paid by holders of our common stock in the past, which would result in those newly issued shares being dilutive. If we obtain funds through a credit facility or through the issuance of debt or preferred securities, these securities would likely have rights senior to your rights as a common stockholder, which could impair the value of our common stock.

We have never paid dividends on our capital stock and we do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, the requirements and contractual restrictions of then-existing debt instruments, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of June 30, 2025, we had outstanding 127,677,180 shares of our common stock, options to purchase 21,405,586 shares of our common stock (of which 9,379,791 were exercisable as of that date) and RSUs representing 4,403,002 shares of our common stock. The foregoing does not include shares issuable pursuant to the Sales Agreement. In addition, as of June 30, 2025, 6,145,568, 3,278,359 and 1,724,200 shares of common stock are available for future issuance under our 2021 Plan, 2021 ESPP and Inducement Plan, respectively. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference in this prospectus contain forward-looking statements that involve risks and uncertainties. These statements relate to future periods, future events or our future operating or financial plans or performance. When used in this prospectus, the words “expects,” “believes,” “anticipates,” “estimates,” “continue,” “anticipate,” “plan,” “may,” “will,” “could,” “intends,” and similar expressions are intended to identify forward-looking statements, and include but are not limited to:

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our plans and expectations regarding the initiation, timing, progress, results, and costs of both our internally developed programs and partnered programs, including current and future preclinical studies and clinical trials, and the period during which the results of such studies and trials will become available;

•	our ability and timing to advance our product candidates in, and to successfully initiate, conduct, enroll and complete, clinical trials;

•	our expectations regarding the therapeutic potential of our product candidates, and the disease indications for which we intend to develop our product candidates;

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the timing and likelihood of, and our ability to obtain and maintain, regulatory clearances of our Investigational New Drug (IND) applications to initiate clinical trials and regulatory approval to commercialize our product candidates;

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our expectations regarding our further development of, successful application of, and the rate and degree of market acceptance of, our Integrated Drug Creation platform, including progress towards in silico biologic drug discovery;

•	our expectations regarding our ability to leverage our Integrated Drug Creation platform to shorten preclinical development timelines for biologics;

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our expectations regarding the markets for our product candidates, if approved, as well as those product candidates developed by our partners using our services and technologies, including the growth rate of the biologics market;

•	our ability to attract new partners and enter into drug creation agreements that contain milestone and royalty obligations in favor of us;

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adverse public perception of the use of artificial intelligence (AI) and product candidates developed using AI may negatively impact demand for, or regulatory approval of, our product candidates and adversely affect investor and marketplace perception of our platform technology;

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our potential to receive revenue from the achievement of milestones and from royalties on net sales under agreements with our partners with respect to products originating from our Integrated Drug Creation platform;

•	our ability to enter into commercial license agreements for our existing partnered programs who do not currently have milestone payment and royalty obligations to us;

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our ability to manage and grow our business by expanding our relationships with existing partners or introducing our Integrated Drug Creation platform to new partners and developing product candidates for internally developed programs;

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our expectations regarding our current and future partners’ continued development of, and ability to commercialize, biologic drugs generated utilizing our proprietary Integrated Drug Creation platform;

•	our strategy, including our strategy to advance internally developed programs through preclinical studies and clinical trials;

•	our estimates of our expenses, ongoing losses, future revenue, capital requirements and our need for or ability to obtain additional funding before we can expect to generate additional revenue;

•	our estimates of the sufficiency of our cash, cash equivalents and short-term investments;

•	our calculations and estimates related to the valuation of our intangible assets;

•	our ability to establish, maintain or expand collaborations, partnerships or strategic relationships;

•	our ability to provide our partners with a full drug discovery solution and the use of AI across our Integrated Drug Creation platform;

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our ability to obtain, maintain and enforce intellectual property protection for our platform, products and other technologies, the duration of such protection and our ability to operate our business without infringing on the intellectual property rights of others;

•	our ability to attract, hire and retain key personnel and to manage our growth effectively;

•	our expectations regarding use of our cash, cash equivalents and short-term investments, including the proceeds, if any, from this offering;

•	our financial performance and that of companies in our industry and the financial markets generally;

•	the volatility of the trading price of our common stock;

•	our competitive position and the development of and projections relating to our competitors or our industry;

•	the impact of laws and regulations on our business and operations;

•	our expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (JOBS Act); and

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global economic conditions, including market volatility, acts of war and civil and political unrest, and our expectations about market trends and effects from inflation and fluctuations in interest rates.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the documents we incorporate by reference into this prospectus.

These forward-looking statements made by us in this prospectus or any of the documents incorporated by reference in this prospectus speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by law or regulation. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

You should read this prospectus and the documents that we incorporated by reference in this prospectus with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We may issue and sell shares of common stock having aggregate sales proceeds of up to $100,000,000 from time to time in this offering. Because there is no minimum offering amount required as a condition of this offering, the actual total public offering amount, commissions and net proceeds to us, if any, are not determinable at this time. There can be no assurance that, in the future, we will sell any shares under or fully utilize the Sales Agreement with TD Cowen as a source of financing.

We currently intend to use the net proceeds from the sale of common stock offered by this prospectus for general corporate purposes. General corporate purposes may include research and development costs, including costs to expand the capabilities of our Integrated Drug Creation platform, potential strategic acquisitions or licensing of complementary businesses, services or technologies, expansion of our technology infrastructure and capabilities, working capital, capital expenditures and other general corporate purposes. We may temporarily invest the net proceeds in a variety of capital preservation instruments, including investment grade, interest bearing instruments and U.S. government securities, until they are used for their stated purpose. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds.

DILUTION

If you purchase our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is determined by dividing the number of shares of common stock outstanding as of June 30, 2025 by our total tangible assets less total liabilities.

Our historical net tangible book value as of June 30, 2025 was approximately $130.2 million, or $1.02 per share, based on 127,677,180 shares of our common stock outstanding as of that date. Our pro forma net tangible book value was $190.8 million, or $1.28 per share, including the net proceeds of $14.0 million from the sale of 5,108,560 shares of common stock issued pursuant to our prior sales agreement with TD Cowen on July 17, 2025, and the net proceeds of approximately $46.6 million from the sale of 16,670,000 shares of common stock issued in connection with the closing of our underwritten public offering on July 28, 2025. After giving effect to the sale of 34,246,575 shares of common stock by us in this offering at an assumed public offering price of $2.92 per share, the last reported sale price of our common stock on The Nasdaq Global Select Market on August 7, 2025, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2025 would have been approximately $288.4 million, or $1.57 per share. This represents an immediate increase in net tangible book value of $0.29 per share to existing stockholders and an immediate decrease in net tangible book value of $1.35 per share to new investors in this offering, as illustrated by the following table:

Assumed public offering price per share		$2.92
Historical net tangible book value per share as of June 30, 2025	$1.02
Increase per share attributable to the pro forma adjustments described above	0.26

Pro forma net tangible book value per share as of June 30, 2025	1.28
Increase in pro forma net tangible book value per share attributable to investors participating in this offering	0.29

Pro forma as adjusted net tangible book value per share after giving effect to this offering		1.57

Dilution per share new investors in this offering		$1.35

The table above assumes for illustrative purposes that an aggregate of 34,246,575 shares of our common stock are sold in this offering at a price of $2.92 per share, the last reported sale price of our common stock on The Nasdaq Global Select Market on August 7, 2025, for aggregate gross proceeds of $100.0 million. The shares sold in this offering, if any, will be sold from time to time at various prices. A $1.00 increase in the price at which the shares are sold from the assumed public offering price to $3.92 per share, would result in a pro forma as adjusted net tangible book value per share after the offering of $1.65 per share and would increase the dilution to new investors in this offering to $2.27 per share. A $1.00 decrease in the price at which the shares are sold from the assumed offering price to $1.92 per share, would result in an adjusted net tangible book value per share after the offering of $1.43 per share and would decrease dilution to new investors in this offering to $0.49 per share. The pro forma as adjusted information provided above is illustrative only. The common stock sold in this offering, if any, will be sold from time to time at various prices.

The number of shares of common stock to be outstanding immediately after this offering is based on 127,677,180 shares outstanding as of June 30, 2025, together with 5,108,560 shares of common stock issued pursuant to our prior sales agreement with TD Cowen on July 17, 2025 and 16,670,000 shares of common stock issued in connection with the closing of our underwritten public offering on July 28, 2025, and excludes:

•	21,405,586 shares of our common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of approximately $3.34 per share as of June 30, 2025;

•	4,403,002 shares of our common stock issuable upon the vesting and settlement of outstanding restricted stock unit awards as of June 30, 2025;

•	6,145,568 shares of our common stock reserved for future issuance under our 2021 Plan as of June 30, 2025;

•	3,278,359 shares of our common stock reserved for future issuance under our 2021 ESPP as of June 30, 2025; and

•	1,724,200 shares of common stock reserved for future issuance under our Inducement Plan as of June 30, 2025.

To the extent that additional shares are issued pursuant to the foregoing, investors purchasing our common stock in this offering will experience further dilution. In addition, we may offer other securities in other offerings due to market conditions or strategic considerations. To the extent we issue such securities, investors may experience further dilution.

PLAN OF DISTRIBUTION

We have entered into a Sales Agreement with TD Cowen, under which we may issue and sell from time to time up to $100,000,000 of our common stock through or to TD Cowen as our sales agent or principal. Sales of our common stock, if any, will be made in negotiated transactions, including block trades or block sales, or by any method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, including without limitation sales made through The Nasdaq Global Select Market or any other existing trading market for our common stock, or by any other method permitted by law. Sales pursuant to the Sales Agreement may be made through an affiliate of TD Cowen. A copy of the Sales Agreement that we entered into with TD Cowen will be filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference herein

TD Cowen will offer our common stock subject to the terms and conditions of the Sales Agreement on a daily basis or as otherwise agreed upon by us and TD Cowen. We will designate the maximum amount of common stock to be sold through TD Cowen on a daily basis or otherwise determine such maximum amount together with TD Cowen. Subject to the terms and conditions of the Sales Agreement, TD Cowen will use its commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us. We may instruct TD Cowen not to sell common stock if the sales cannot be effected at or above the price designated by us in any such instruction. TD Cowen or we may suspend the offering of our common stock being made through TD Cowen under the Sales Agreement upon proper notice to the other party. TD Cowen and we each have the right, by giving written notice as specified in the Sales Agreement, to terminate the Sales Agreement in each party’s sole discretion at any time.

The aggregate compensation payable to TD Cowen as sales agent will be up to 3.0% of the gross sales price of the shares sold through it pursuant to the Sales Agreement. We have also agreed to reimburse TD Cowen up to $100,000 of TD Cowen’s actual outside legal expenses incurred by TD Cowen in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding commissions payable to TD Cowen under the Sales Agreement, will be approximately $0.2 million.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

TD Cowen will provide written confirmation to us following the close of trading on The Nasdaq Global Select Market on each day in which common stock is sold through it as sales agent under the Sales Agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the volume weighted average price of the shares sold, the percentage of the daily trading volume and the net proceeds to us.

We will report at least quarterly the number of shares of common stock sold through TD Cowen under the Sales Agreement and the net proceeds to us in connection with the sales of common stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the first business day that is also a trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our common stock on our behalf, TD Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to TD Cowen will be deemed to be underwriting commissions or discounts. We have agreed in the Sales Agreement to provide indemnification and contribution to TD Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, TD Cowen will not engage in any transactions that stabilizes our common stock.

Our common stock is listed on The Nasdaq Global Select Market and trades under the symbol “ABSI”. The transfer agent of our common stock is Computershare Trust Company, N.A.

TD Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Goodwin Procter LLP, San Francisco, California. TD Securities (USA) LLC is being represented in connection with this offering by Cooley LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the worldwide web is www.sec.gov.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference in, this prospectus and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 18, 2025;

•	our Quarterly Reports on Form 10-Q for the period ended March 31, 2025, filed with the SEC on May 13, 2025 and the period ended June 30, 2025, filed with the SEC on August 12, 2025;

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our Current Reports on Form 8-K filed with the SEC on January 15, 2025, March  18, 2025 (with respect to Item 8.01 only), April  28, 2025, May  13, 2025 (with respect to Item 8.01 only), June  12, 2025, July  8, 2025 and July 25, 2025;

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the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2025; and

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the description of our common stock contained in our Registration Statement on Form 8-A, dated July 21, 2021, and as set forth in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March  18, 2025, including any other amendments or reports filed for the purpose of updating such description.

All documents that we file (but not those that we furnish) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. We also incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Investor Relations, Absci Corporation, 18105 SE Mill Plain Blvd, Vancouver, Washington 98683 and (360) 949-1041. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

$100,000,000

Common Stock

PROSPECTUS

TD Cowen

August 22, 2025